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                                                                     EXHIBIT 8.1


              [Letterhead of Heller Ehrman White & McAuliffe LLP]

                                                             Main (415) 772-6000
                                                              Fax (415) 772-6268

                                                                      33594-1001

November 17, 2000


Catalytica Energy Systems, Inc.
430 Ferguson Drive
Mountain View, California 94043

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Form S-1 Registration Statement (the "Prospectus") filed in with respect to the distribution of your shares (the "Distribution") undertaken in accordance with the Agreement and Plan of Merger dated as of August 2, 2000 (the "Agreement") by and among Catalytica, Inc. ("Catalytica"); Synotex Company, Inc. ("Synotex"); and Synotex Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of Synotex.

     Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All "section" references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as your tax counsel in connection with the Distribution. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times (including without limitation the Effective
Time) of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     (a)  the Agreement;

     (b) those tax representation letters delivered to us by you and Synotex (the "Tax Representation Letters");

     (c)  the Prospectus; and

     (d) such other instruments and documents related to the consummation of the Distribution and the Merger as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:
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                                                 Catalytica Energy Systems, Inc.
                                                               November 17, 2000
                                                                          Page 2


     (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     (b) All representations, warranties, and statements made or agreed to by you and by the parties to the Agreement, their managements, employees, officers, and directors in connection with the Distribution and the Merger, including but not limited to, those set forth or described in the Agreement (including the exhibits thereto), the Prospectus, and the Tax Representation Letters are true and accurate at all relevant times;

     (c) All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     (d) The Distribution and the Merger will be reported by Synotex, Catalytica and you on the appropriate federal income tax returns in a manner consistent with the opinion set forth below;

     (e) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification;

     (f) The Prospectus, the Agreement, and the Tax Representation Letters reflect all the material facts relating to the Distribution and the Merger; and

     (g) As to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that the discussion entitled "Material Federal Income Tax
Considerations" set forth in the Prospectus, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

     This opinion is limited to the federal income tax consequences of the Distribution and the Merger and does not address the various state, local, or foreign tax consequences that may result from the Distribution or the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be
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                                                 Catalytica Energy Systems, Inc.
                                                               November 17, 2000
                                                                          Page 3



relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax in the year in which the Distribution and the Merger occur, banks, tax-exempt organizations, non-United States persons, stockholders who exercise dissenter's rights, and stockholders who acquired their shares of your stock or Catalytica stock pursuant to the exercise of options or otherwise as compensation or who hold your stock or Catalytica stock as part of a straddle or risk-reduction transaction). To the extent that any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

     Our opinion is not binding on the Internal Revenue Service or any court of law, administrative agency or other governmental body and represents only our judgment as to the likely outcome if the federal income tax consequences of the Distribution and the Merger were properly presented to a court of competent jurisdiction. Our conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings as in effect on the date hereof. No assurance can be given that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of our conclusions. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     We consent to the reference to our firm under the caption "Material Federal Income Tax Considerations" in the Prospectus and to the reproduction and filing of this opinion as an exhibit to the Prospectus. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,


                              /s/ Heller Ehrman White & McAuliffe LLP